                                                                    EXHIBIT 4.5


                                ESCROW AGREEMENT


        This Escrow Agreement (the "Escrow Agreement"), dated as of April 19, 2002 (the "Closing Date"), among ON ASSIGNMENT, INC., a Delaware corporation ("Parent"), and Edwin T. Robinson, as representative of all of the stockholders ("Stockholder Representative") of Health Personnel Options Corporation, an Ohio corporation, and Fifth Third Bank, a banking corporation organized under the laws of the State of Ohio and with offices located in Cincinnati, Ohio, as escrow agent ("Escrow Agent").

        A. Parent, On Assignment Acquisition Corp., a Delaware corporation ("Sub"), Health Personnel Options Corporation, an Ohio corporation ("HPOC"), and certain stockholders of HPOC (the "Stockholders") have entered into an Agreement and Plan of Merger, dated March 27, 2002 (the "Merger Agreement"), providing, among other things, for the merger of HPOC into Sub.

        B. The Merger Agreement requires Parent to deposit $15,000,000, 50% of such amount to be deposited in cash and 50% of such amount to be deposited in the form of Parent Common Stock valued at the Average Price of such Parent Common Stock, into an escrow account to be held by Escrow Agent.

        C. Pursuant to Article VIII of the Merger Agreement, a copy of which is attached hereto as Exhibit A ("Article VIII"), the Escrow Account is being established in connection with possible indemnification losses payable to Parent in accordance with the terms of the Merger Agreement.

        D. Pursuant to Section 3.3 of the Merger Agreement, a copy of which is attached hereto as Exhibit B, Parent will be entitled to a refund of $5,000,000 of the Escrow Amount if the Acquired Business fails to meet the Revenue Hurdle for the Term, as defined in the Merger Agreement.

        E. Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to them in the Merger Agreement.

        The parties, intending to be legally bound, hereby agree as follows:

1.      ESTABLISHMENT OF ESCROW

        (a) Deposit of Funds. Pursuant to the Merger Agreement, at the Closing, Parent shall deposit in escrow with Escrow Agent $7,500,000 in cash, in immediately available funds, from the Cash Merger Consideration and that number of shares of Parent Common Stock received as Merger Consideration having a value of $7,500,000, based upon the Average Price of Parent Common Stock (the "Escrow Amount") (as increased by any earnings thereon and as reduced by any disbursements hereunder, the "Escrow Account"). Escrow Agent acknowledges receipt thereof.

        (b) Appointment of Escrow Agent. Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Account pursuant to the terms and conditions hereof.

        (c) Receipt of Merger Agreement. Escrow Agent hereby acknowledges receipt of a copy of the Merger Agreement, but, except for reference thereto for definitions of certain words or terms not defined herein, Escrow Agent is not charged with any duties or responsibilities with respect thereto, except as expressly set forth herein.

        (d) Recapitalizations; Stock Splits. During the period of time that the shares of Parent Common Stock are held in the Escrow Account, if shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the shares of Parent Common Stock in the Escrow Account shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

2.      INVESTMENT OF FUNDS

        (a) Authorized Investments. Except as Parent and Stockholder Representative may from time to time jointly instruct Escrow Agent in writing, and except with respect to holding Parent Common Stock, the Escrow Account shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of ninety (90) days or less and repurchase obligations secured by such United States Treasury bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent until disbursement of the entire Escrow Account.

        (b) Liquidation of Investments. Escrow Agent is authorized to liquidate, in accordance with its customary procedures and without notice to the other parties hereto, any portion of the Escrow Account consisting of investments, including the Parent Common Stock (but in that case only upon the written instructions of the Stockholder Representative), and Escrow Agent shall not be liable or responsible for any loss, charge, load, premium costs and/or penalty resulting from any such sale or liquidation. In any case in which the Stockholder Representative instructs the Escrow Agent to sell shares of Parent Common Stock pursuant to a registration statement effective under the Securities Act of 1933 the Stockholder Representative shall deliver copies of the final prospectus (or the final prospectus as amended or supplemented) to purchasers of shares of Parent Common Stock or their brokers at or prior to the written confirmation of the sale. If an investment is liquidated, the proceeds of the liquidation will not be available for distribution until Escrow Agent has received funds from the sale or liquidation of the investment.

3.      CLAIMS

        (a) Notice of Claims. From time to time on or before April 19, 2003, Parent may give notice (a "Notice") to Stockholder Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it or any other Indemnified Parent Party may have under Article
VIII. If Stockholder Representative gives



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

notice to Parent and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Stockholder Representative of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b) and in accordance with Article VIII. If no Counter Notice is received by Escrow Agent within such thirty-day (30-day) period, then the dollar amount of damages claimed by Parent or such other Parent Indemnified Party as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, at the end of such thirty-day (30-day) period, Escrow Agent shall pay to Parent, in accordance with the provisions of Section 3(e) of this Escrow Agreement, the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Account. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

        (b) Effect of Counter Notice. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and Stockholder Representative, (ii) an order of an arbitrator issued in a binding arbitration, or (iii) a final, nonappealable order of a court of competent jurisdiction. Any order of an arbitrator or a court shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final, binding and nonappealable. Escrow Agent shall act on such order and legal opinion without further question.

        (c) Threshold. Except as set forth in Section 3(d) of this Escrow Agreement and Section 8.2(b) of the Merger Agreement, Escrow Agent shall not deliver any portion of the Escrow Account to Parent until the aggregate amount of Damages represented by established Claims submitted by Parent and other Parent Indemnified Parties exceeds $1,000,000 in the aggregate (the "Threshold"). If the aggregate of established Claims exceeds the Threshold, Parent may recover only amounts that exceed the Threshold as provided in Article VIII, except for such established Claims that arise under Section 8.2(b) of the Merger Agreement.

        (d) Return of Merger Consideration. Pursuant to Section 3.3 of the Merger Agreement, Parent will be entitled to the return of $5,000,000 from the Escrow Account (the "Return Amount") if the Revenues, as defined in Section 3.3 of the Merger Agreement, do not meet or exceed the Revenue Hurdle for the period from January 1, 2002 through December 31, 2002. If Parent and Stockholder Representative provide written notice ("Joint Notice") to the Escrow Agent that Parent is entitled to the Return Amount pursuant to Section 3.3 of the Merger Agreement, or if Parent establishes that the Acquired Business failed to meet or exceed the Revenue Hurdle by the procedures set forth in Section 3.3 of the Merger Agreement, then Escrow Agent shall pay to Parent out of the Escrow Account $2,500,000 in cash, in immediately available funds, and that number of shares of Parent Common Stock having a value of $2,500,000, which shall be determined by using the average of the per share daily closing prices of Parent Common Stock as reported on the National Nasdaq Market during the ten (10) consecutive trading days immediately prior to December 31, 2002. Escrow Agent shall make this payment to Parent within three (3) Business Days after the expiration of the Objection Period if no objection has been brought within that Period by the Stockholder Representative, or it receives the Joint Notice or receives a copy of the Agreed Upon Procedures Report prepared by the Special Accountants pursuant to Section 3.3 of the Merger Agreement ("Special Accountant's Report") that indicates the Revenue Hurdle was not met.



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

        (e) Escrow Payouts. In connection with the payment of any Claim to a Indemnified Parent Party, Stockholder Representative shall be entitled (i) to instruct the Escrow Agent to sell shares of Parent Common Stock and distribute the net proceeds thereof to Parent, (ii) to instruct the Escrow Agent to pay any such Claim from the Cash Merger Consideration deposited in the Escrow Account, or (iii) to return to Parent shares of its Common Stock as partial payment of any such Claim (collectively, "Payment Alternatives"). Stockholder Representative shall be entitled to elect any or all of the Payment Alternatives in connection with the payment of a Claim from the Escrow Amount, provided, however, in no event shall Stockholder Representative be entitled to pay more than 50% of any Claim by the delivery to Parent of shares of Parent Common Stock. Except as otherwise specifically provided in Section 3(d), above, with respect to the Return Amount, any shares of Parent Common Stock that are returned to Parent as partial payment of a Claim shall be valued at the average of the per share daily closing prices as reported on the Nasdaq National Market during the ten (10) consecutive trading days immediately prior to the date such shares are distributed to Parent by the Escrow Agent.

4.      ESCROW PERIOD; TERMINATION OF ESCROW

        On April 19, 2003, Escrow Agent shall pay and distribute the then amount of the Escrow Account to Stockholder Representative unless (a) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Account (and the balance paid to Stockholder Representative), or (b) Parent has given notice to Stockholder Representative and Escrow Agent specifying in reasonable detail the nature of any other Claim it may have under Article VIII with respect to which it is unable to specify the amount of Damages, and a good faith estimate of the amount of the potential Claim, in which case the amount of the Escrow Account in excess of the good faith estimate shall be distributed to Stockholder Representative and the amount stated in the good faith estimate shall be retained by Escrow Agent, in either case until the Escrow Agent receives joint written instructions of Parent and Stockholder Representative, an order of an arbitrator issued in a binding arbitration, or a final, nonappealable order of a court of competent jurisdiction as contemplated by Section 3(b) or Article VIII, or (c) there has been no final determination as to whether Parent is entitled to the Return Amount pursuant to Section 3.3 of the Merger Agreement, in which case the Escrow Agent shall continue to hold $2,500,000 in cash and $2,500,000 of Parent Common Stock, until there has been a final determination pursuant to Section 3.3 of the Merger Agreement as to Parent's right to the Return Amount (and subject to any other amounts which are required to be retained pursuant to this Section 4, shall pay the balance to Stockholder Representative). Except as otherwise specifically provided in Section 3(d), above, with respect to the Return Amount, for purposes of this Section 4 the shares of Parent Common Stock to be retained by the Escrow Agent shall be valued at the average of the per share daily closing prices as reported on the Nasdaq National Market during the ten (10) consecutive trading days immediately prior to the distribution date first set forth in this Section 4.

5.      DUTIES OF ESCROW AGENT

        (a) Duty of Care. Escrow Agent shall not be under any duty to give the Escrow Account held by it hereunder any greater degree of care than it gives its own similar



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

property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        (b) Liability for Acts or Omissions. Escrow Agent shall not be liable for actions or omissions hereunder or under Article VIII, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Account or any loss of interest incident to any such delays.

        (c) No Independent Investigation. Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

        (d) Advice of Counsel. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice, so long as such advice does not violate the express terms of this Escrow Agreement.

        (e) Withholding Obligations. Escrow Agent does not have any interest in the Escrow Account deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

        (f) No Advice. Escrow Agent shall not be called upon to advise any party as to the taking or refraining from any action with respect to the Escrow Account.

        (g) Resolution of Conflicts. In the event of any disagreement between the Parent and Stockholder Representative resulting in adverse claims or demands being made in



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

connection with the Escrow Account or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Account until Escrow Agent shall have received (i) a final, nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Account, (ii) an order of an arbitrator issued in a binding arbitration directing delivery of the Escrow Account or (iii) a written agreement executed by Parent and Stockholder Representative directing delivery of the Escrow Account, (iv) the Joint Notice described in Section 3(d) of this Escrow Agreement, or (v) a copy of the Special Accountant's Report that indicates the Revenue Hurdle was not met, in which event Escrow Agent shall disburse the Escrow Account in accordance with such order or agreement or in accordance with the provisions of Section 3.3 of the Merger Agreement, as the case may be. Any order of an arbitrator or a court shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final, binding and nonappealable. Escrow Agent shall act on such order and legal opinion without further question.

        (h) No Escrow Agent Affiliations. No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

        (i) Use of Central Securities Depository. The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

6.      RESIGNATION OF ESCROW AGENT.

        Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering thirty (30) days' prior written notice to each of the parties hereto and delivering the Escrow Account to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Account until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Parent and Stockholder Representative, an order of an arbitrator issued in a binding arbitration, or a final, nonappealable order of a court of competent jurisdiction.

7.      ESCROW FEES AND EXPENSES.

        Parent and Stockholder Representative shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of three thousand dollars ($3,000) at the time of execution of this Escrow Agreement as compensation for the twelve month term of this Escrow Agreement, and, if applicable two



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

hundred and fifty dollars ($250) monthly thereafter, and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne equally by Parent and Stockholder Representative. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

8.      LIMITED RESPONSIBILITY

        This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

9.      OWNERSHIP FOR TAX PURPOSES

        Stockholder Representative agrees that, for purposes of federal and other taxes based on income, the Stockholders will be treated as the owners of the Escrow Account and that each of the Stockholders will report his, her or its pro rata share of all income, if any, that is earned on, or derived from, the Escrow Account as his, her or its income in the taxable year (a "Taxable Year") or years in which such income is properly includible and pay any taxes attributable thereto. The parties agree that the Escrow Agent shall pay to Stockholder Representative no later than the 15th day of the third month after the close of the Taxable Year an amount (the "Tax Distribution Amount") equal to 40% of aggregate amount of net taxable income on the Escrow Account for the Taxable Year. Not later than the first day of the third month after the close of a Taxable Year, Parent and Stockholder Representative shall deliver a joint notice to the Escrow Agent, specifying the Tax Distribution Amount.

        The Stockholders shall have all indicia of ownership of the Parent Common Stock deposited in the Escrow Account, while such shares are held in escrow, including, without limitation, the right to vote the Parent Common Stock and receive distributions thereon and the obligations to pay all taxes, assessments, and charges with respect thereto. All of the Parent Common Stock in the Escrow Account shall appear as issued and outstanding on the balance sheet and other applicable financial statements of Parent.

10.     SUCCESSOR STOCKHOLDER REPRESENTATIVE

        If the initial Stockholder Representative or any successor Stockholder Representative, dies, becomes incapacitated, resigns or is replaced, a duly authorized representative of the Stockholders shall deliver a certificate to the Escrow Agent and Parent stating that a successor Stockholder Representative, identified in such certificate, has been duly appointed to replace such former Stockholder Representative.

11.     NOTICES

        All notices, consents, waivers and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed given to a party when (a) delivered to



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

the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

Stockholder Representative:        Edwin T. Robinson
                                   River Cities Capital Funds
                                   221 East Fourth Street, Suite 1900
                                   Cincinnati, Ohio 45202
                                   Facsimile No.: (513) 579-8939

with a mandatory copy to:          Frost Brown Todd LLC
                                   2200 PNC Center
                                   201 East Fifth Street
                                   Cincinnati, Ohio 45202
                                   Attn: John S. Stith, Esq.
                                   Facsimile No.: (513) 651-6981

MLK, Inc.:                         MLK, Inc.
                                   75 Rhode Island Ave. So.
                                   Golden Valley, Minnesota 55426
                                   Attn: Martin Kieffer
                                   Facsimile No.: (763) 512-3854

with a copy to:                    Maslon Edelman Borman & Brand, LLP
                                   3300 Wells Fargo Center
                                   Minneapolis, Minnesota 55402
                                   Attn: Neil I. Sell
                                   Facsimile No.: (612) 642-8337

Parent:                            On Assignment, Inc.
                                   26651 West Agoura Road
                                   Calabasas, California 91302
                                   Attn: Dr. Joe Peterson, President and
                                         Chief Executive Officer
                                   Facsimile No.: (818) 878-7930


with a copy to:                    Fulbright & Jaworski L.L.P.
                                   865 S. Figueroa Street, 29th Floor
                                   Los Angeles, California 90017
                                   Attn: David A. Ebershoff, Esq.
                                   Facsimile No.: (213) 680-4518



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


Escrow Agent:                      Fifth Third Bank
                                   Corporate Trust, ML 10AT60
                                   38 Fountain Square Plaza
                                   Cincinnati, OH 45263
                                   Attn: Greg Hahn
                                   Facsimile No. 513-534-6785

12.     GOVERNING LAW; JURISDICTION.

        This Escrow Agreement shall be governed and construed in accordance with the laws of the State of California. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in Delaware in the event any dispute between the parties hereto arises out of this Escrow Agreement solely in connection with such a suit between the parties,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Escrow Agreement in any court other than a Federal or state court sitting in Delaware. The parties may mutually agree to submit any dispute to binding arbitration.

13.     PUBLIC DISCLOSURE

        Unless otherwise required by law, including the filing of any reports required under applicable securities laws, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the existence or the subject matter of this Escrow Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld.

14.     EXECUTION OF ESCROW AGREEMENT

        This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Escrow Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

15.     SECTION HEADINGS, CONSTRUCTION

        The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

16.     WAIVER

        The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted



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

by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

17.     ENTIRE AGREEMENT AND MODIFICATION

        This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the exhibits referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by Parent, Stockholder Representative and Escrow Agent.

        IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.



ON ASSIGNMENT, INC.                            STOCKHOLDER REPRESENTATIVE


By:
   -----------------------------               -----------------------------
   Dr. Joe Peterson                            Edwin T. Robinson
   Chief Executive Officer


FIFTH THIRD BANK


By:
   -----------------------------
   Gregory R. Hahn
   Assistant Vice President &
   Senior Trust Officer



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